BOXLIGHT CORPORATION
Amended and Restated Inventory Finance Agreement

November 3, 2025
THIS AMENDED AND RESTATED INVENTORY FINANCE AGREEMENT (“Agreement”) is being entered into this 3rd day of November 2025 (the “Effective Date”) by and between BOXLIGHT CORPORATION, a corporation organized and existing under the laws of the State of Nevada (the “Company”), and J.J. ASTOR & CO., a corporation organized and existing under the laws of the State of Utah, or permitted assigns (the “Inventory Purchaser”). The Company and the Inventory Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, this Agreement amends and restates and supersedes in its entirety the Inventory Finance Agreement between the parties dated May 27, 2025 (“Prior Agreement”); and
WHEREAS, the Company desires to obtain inventory financing (the “Inventory Financing”) up to a maximum of Nine Million Dollars ($9,000,000), of which Five Million Five Hundred Forty Eight Dollars and Nine Cents ($5,548,855.09) has been advanced as of this Agreement, the proceeds of which shall be used solely to enable the Company to finance the purchase of Interactive Flat Panels and related peripherals finished goods inventory (hereinafter referred to as the “Products”) from SHIYUAN(HK) Ltd., the Company’s primary contract manufacturer and supplier of the Products (the “Supplier”); and
WHEREAS, the Inventory Purchaser is willing to provide such Inventory Financing upon the terms and subject to the conditions hereinafter set forth.
NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties set forth herein, it is hereby agreed as follows.

TERMS OF AGREEMENT

1.0 Definitions. Unless otherwise defined in the body of this Agreement, the following terms shall have the meanings defined below.

1.1“Inventory Financing” shall have the meaning as that term is defined in the Recitals.
1.2“Company Customer” shall mean any Person or Persons who (a) purchases the Products from the Company pursuant to the terms of any purchase order, whether or not furnished to the Inventory Purchaser, and (b) pays the purchase price for such Products to the Company.

1.3“Company Payment Date” shall have the meaning as that term is defined in Section 3.2(a)

1.4“Company Payment Obligation” in the event that either (a) the Company shall purchase the Products from the Inventory Purchaser and take title to such Products on or before the Repurchase Date or (b) if such Products have been sold and delivered by the Inventory Purchaser to a Company Customer, in either event shall mean the Company’s obligation to pay the Inventory Purchaser an amount that shall be equal to $1.0535 for each eighty cents ($0.80) advanced by the Inventory Purchaser in respect of such Inventory Purchase Amount, plus any Default Amount in the event of any late payments.

1.5“Conversion Price” shall have the meaning set forth in Section 4.01 below.

1.6“Default Amount” shall mean upon the occurrence and continuation beyond of any default in the Inventory Purchaser being Paid in Full for any or all of the Company Payment Obligations, the then amounts owed under all such Company Payment Obligations shall be increased to 110% of such the aggregate amounts owed thereunder and shall accrue interest thereon at the rate of 19% per annum, compounded daily.

1.7“Deposit” unless otherwise agreed to by the Parties, shall mean twenty percent (20%) of the applicable purchase price for the applicable Products set forth in each Purchase Order and Invoice.
1.8“Early Termination Date” shall mean the date that the Inventory Purchaser elects to terminate this Agreement prior to the expiration of its Term by reason of the occurrence and continuation of an Event of Default, including a default in the payment of any of the outstanding Inventory Purchase Amounts.

1.9“Inventory Purchase Amount” shall mean each of the amounts funded by the Inventory Purchaser to the Supplier to represent the balance of the purchase price for the Products set forth in the applicable Purchase Order and Invoice, after payment of the Deposit by the Company.

1.10“Monitoring Fee” shall mean $5,000 per month payable by the Company to the Inventory Purchaser to cover anticipated costs to be incurred by Inventory Purchaser in monitoring the transactions covered by this Agreement.

1.11“Inventory Purchase Amount(s)” shall mean the dollar amounts to be paid from time to time during the Term of this Agreement by the Inventory Purchaser to the Supplier following each occasion that (a) the Company shall enter into a Purchase Order and Invoice with the Supplier for the purchase of Products from the Supplier and pay the Deposit for such Products set forth in the applicable Purchase Order and Invoice, and (b) the Inventory Purchaser shall subsequently elect to pay to the Supplier the balance of the purchase price of the applicable Products set forth in the applicable Purchase Order and Invoice representing payment in full for such Products and take title to such Products.

1.12“Origination Fee” shall mean the sum of $10,000 payable by the Company to the Inventory Purchaser on the date of this Agreement. The Company previously paid an Origination Fee of $60,000.

1.13“Outstanding Balances” shall mean any point in time the sum of (i) all of the outstanding amounts funded by the Inventory Purchaser to the Company or to the Supplier plus (ii) the total outstanding Company Payment Obligations.

1.14“Paid in Full” means with respect to each of the Inventory Purchase Amounts the payment in full of the applicable Company Payment Obligation associated with such Inventory Purchase Amount, together with all Monitoring Fees and other outstanding costs and expense incurred by Inventory Purchaser referred to in Section 2.04.

1.15“Products” shall have the meaning as that term is defined in the Recitals.
1.16“Supplier” shall have the meaning as that term is defined in the Recitals.
1.17“Supply Agreement” shall mean the agreement between the Company and the Supplier in the form of Exhibit A annexed hereto, as the same may be amended or restated from time to time with the prior written consent of the Inventory Purchaser.
1.18“Supplier Acknowledgement” means, on each occasion that the Company makes an Advance Request, it shall provide the Inventory Purchaser, in addition to the applicable Purchase Order and Invoice, a written statement from the Supplier acknowledging that title and ownership of the Products subject to such Purchase Order and Invoice shall be vested solely Purchase Order and Invoice.

1.19“Term” shall mean the term of this Agreement which shall be one (1) year from the Effective Date, unless such term shall be extended by mutual agreement of the Parties or earlier terminated by the Inventory Purchaser; provided however that all Inventory Purchase Amounts, default interest if applicable, and other fees payable to the Inventory Purchaser shall have been Paid in Full on the expiration of the Term or thereafter or in connection with any early termination of the Term requested by the Company.

1.20“Transaction Documents” mean the collective reference to this Agreement, and all resolutions and other exhibits to this Agreement, including the Supply Agreement (Exhibit A), the form of the Advance Request (Exhibit B) and the Supplier Acknowledgement.

1.21“Unused Inventory Advance Amount Fee” shall mean 5.50% of the amount by which the aggregate Inventory Purchase Amount at the expiration of the Term or the Early Termination Date (as applicable) shall be less than the $6,000,000 maximum Inventory Financing; which Unused Inventory Advance Amount Fee shall be paid monthly within 7 days after the end of each month, pro-rated based on the daily unused balance of the total Inventory Financing.

2.0 Mutual Agreements of the Parties.

2.1     Requests for and Disbursement of Advances.
On each occasion during the Term of this Agreement that the Company shall request a cash payment by the Inventory Purchaser to the Supplier for the applicable Inventory Purchase Amount (each an “Advance”), the Company shall (a) deliver to the Inventory Purchaser a request in the form and content attached hereto as Exhibit B (the “Advance Request”), and (b) a copy of the Purchase Order and Invoice together with evidence reasonably satisfactory to the Inventory Purchaser that the Company has paid the 20% deposit for the Products described in such Purchase Order and Invoice and (c) the Supplier Acknowledgement in form and content acceptable to the Inventory Purchaser. If Inventory Purchaser, in its discretion, elects to make the Inventory Purchase Amount, then, subject to the terms of this Agreement, the Inventory Purchaser shall promptly schedule a wire transfer of immediately available funds, representing the Inventory Purchase Amount of the applicable Invoice and Purchase Order to the Supplier for the remaining 80% balance of the purchase price for the Products set forth in the Purchase Order and Invoice.
2.2 Alternate Suppliers. In the event that for any reason the Company wishes to engage vendors for the Products other than the Supplier named herein (an “Alternate Supplier”) and requests the Inventory Purchaser to provide an Inventory Purchase Amount to such Alternate Supplier under this Agreement, such Alternate Supplier shall be subject to the prior written approval of the Inventory Purchaser and it is hereby authorized to communicate with and get information from such Alternate Supplier.

2.3 Maximum Inventory Purchase Amount The aggregate Inventory Purchase Amounts shall at no time exceed the amount of Nine Million Dollars ($9,000,000), unless otherwise approved in advance by the Inventory Purchaser.

2.4 Inventory Purchaser Fees. The Company will reimburse the Inventory Purchaser for all wire fees, third-party and other expenses incurred in connection with the Agreement, including bank related fees. In addition, and subject to its receipt of wire instructions, simultaneous with the execution and delivery of this Agreement, the Company shall pay to Inventory Purchaser counsel to the Inventory Purchaser, the sum of $12,000 to reimburse the Inventory Purchaser for the fees and disbursements of its legal counsel. In addition, the Company will reimburse the Inventory Purchaser for its outstanding costs and expenses related to shipment, storage, and transportation of the Products, insurance, and all other related expenses. Purchaser will invoice the Company monthly for any payments not paid directly by the Company and Company will make payment within 7 days of receipt of the invoice.

2.5 Conditions to Funding Inventory Purchase Amount. In addition to the other conditions set forth in this Section 2.0, the Inventory Purchaser’s commitment to provide any one or more Inventory Purchase Amount pursuant to this Agreement shall include the receipt of evidence from the Company contemporaneous with each Advance Request and in form and content satisfactory to the Inventory Purchaser that the Company has received commitments for future purchase orders for the Products from applicable Company Customers that are being financed and paid for by the Inventory Purchaser from the applicable Inventory Purchase Amount.

3.0 Covenants and Agreements.
3.1 Title to and Delivery of Products.

(a)The Inventory Purchaser shall receive and retain title to the Products purchased by the Inventory Purchaser and paid for from each Advance of an Inventory Purchase Amount. Notwithstanding anything to the contrary, express or implied contained in this Agreement, the Inventory Purchaser shall be under no obligation to pay any applicable Inventory Purchase Amount to any vendor including the Supplier or any Alternate Supplier, unless and until the Inventory Purchaser has received full ownership title and interest in and to the applicable Product that is subject to such Inventory Purchase Amount and is being purchased by the Inventory Purchaser with the proceeds of such Inventory Purchase Amount. In such connection, the Inventory

Purchaser acknowledges that the Company will not own title to the applicable Products unless and until the full purchase price for such Products owed under the applicable Purchaser and Invoice has been paid.
(b)All such Products shall be delivered by the Supplier or other acceptable vendor to CTE, a third-party logistics company designated by the Company to a warehouse location in the State of Washington that is acceptable to the Inventory Purchaser (the “Inventory Warehouse”) or directly to customer as specified by the Disbursement Agent and approved by the Purchaser.

3.2 Company Payment Obligations; Sales of Products; Default Amounts.

(a)All Company Payment Obligations in respect of each Inventory Purchase Amount paid by the Inventory Purchaser must be paid by the Company by a date which shall be not later than ninety (90) days from the date that the Inventory Purchaser funds each Inventory Purchase Amount to the Supplier (each a “Company Payment Date”).
(b) In the event that the applicable Company Payment Obligations covering the applicable Inventory Purchase Amount has been Paid in Full, the Inventory Purchaser shall notify and cause CTE or other disbursing agent to deliver to a location designated by the Company or on behalf of its Company Customer the applicable Products referred to in the Purchase Order and Invoice. Upon receipt of such Paid in Full, the security interest granted hereunder shall automatically terminate with respect the Collateral securing repayment of such Company Payment Obligations.

(c) In the event and to the extent that any Company Payment Obligations shall not be Paid in Full on the applicable Company Payment Date, then and in such event:

(i) the Inventory Purchaser may demand immediate payment from the Company and by written notice to the Company accelerate the Company Payment Obligations (the “Acceleration Notice”) accelerate all of the then outstanding Company Payment Obligations, and may thereafter commence suit in any State or Federal court of competent jurisdiction in the State of Utah and enforced in any court of comparable jurisdiction in the State of Georgia;

(ii) all Products then in the Inventory Warehouse shall be retained therein and not transferred or assigned by CTE, the Company or any other individual, corporation, limited liability company or partnership (each a “Person”) without the prior written consent and approval of the Inventory Purchaser; and

(iii) unless the Company shall have Paid in Full all outstanding Company Payment Obligations by a date which shall be not later than 90 days following the Company’s receipt of the Acceleration Notice, the Inventory Purchaser may elect to sell the Collateral to any Person at any public or private sale (a “Collateral Sale”) and the Company shall be liable to the Inventory Purchaser for any difference between

(x) the sum of (A) the then aggregate amounts owed by the Company under all of the Company Payment Obligations as increased to the Default Amounts, (B) the applicable Unused Inventory Advance Amount Fee (if any), which shall become due and payable, and (C) all of the Inventory Purchaser’s additional costs and expenses incurred following the failure by the Company to pay all of such Company Payment Obligations as increased to the Default Amounts, including legal fees, and

(y) the amounts, if any, paid to the Inventory Purchaser in connection with such by the Company (the “Deficiency Amount”) to effect a Paid in Full of all such Inventory Purchase Amounts and Unused Inventory Advance Amount Fee, the monitoring fee and reimbursement of the Inventory Purchaser’s costs and expenses.

The Company agrees that 10 days prior written notice by Inventory Purchaser of the time and place of any proposed public or private Collateral Sale is adequate notice under the UCC and applicable Georgia law, and acknowledges that the Company may bid in at any Collateral Sale at a cash price that is greater than offered to the Inventory Purchaser by a third Person.

(iv) To the extent that the Inventory Purchaser shall, after its receipt or reimbursement of any Deficiency Amount have been Paid in Full of all Company Payment Obligations (including the Default Amount) and the Unused Inventory Advance Amount Fee, the monitoring fee and reimbursement of the Inventory Purchaser’s costs and expenses, the, Inventory Purchaser shall pay such excess amount (if any) to the Company, if any.

(v) For the avoidance of doubt, if any of the provisions of this Section 3.2(c) shall become applicable, the Inventory Purchaser shall be under no legal obligation to pay the Company for any Deposit previously paid.

4.0 Conversion of Outstanding Balances into Common Stock.

(a)At any time and after the Effective Date, the Inventory Purchaser may, at its sole discretion, elect at any time or from time to time convert all or any portion of the Outstanding Balances of the Company Payment Obligations into shares of voting common stock of the Company, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 4.0.
(b)The number of shares of Common Stock issuable to the Inventory Purchaser upon any one or more conversion of Outstanding Balances are referred to herein as the “Conversion Shares.” The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses for legal opinions and those charged by the Transfer Agent of the Company that may be payable with respect to the issuance and delivery of Conversion Shares upon conversion of any Outstanding Balance of Company Payment Obligations.
(c)Conversion Rate. The number of Conversion Shares issuable upon conversion of any Company Payment Obligations pursuant to Section 4.01(a) shall be determined by dividing (x) such Company Payment Obligations by (y) the Conversion Price (the “Conversion Rate”).
(d)Conversion Price. The term “conversion price means 90% of the lowest volume weighted average closing price (“VWAP”) of the Company Common Stock during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Measuring Period”). All such determinations to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Measuring Period.
(e)Registration Statement. In the event of default, and upon request of the Inventory Purchaser, within 90 days of such request, the Company shall (1) file with the SEC a registration statement on Form S-3 or Form S-1, as applicable to register for potential resale all Conversion Shares that could be issued to the Inventory Purchaser based on the maximum amount of the Company Payment Obligations applicable to the then Outstanding Balances and (2) call and hold a meeting of the Company’s stockholders, in accordance with applicable law and Nasdaq Listing Rule 5635(d), to seek and obtain stockholder approval for the issuance of shares of Common Stock in excess of nineteen and ninety-nine hundredths percent (19.99%) of the Company’s outstanding Common Stock. The Company shall use its reasonable best efforts to prepare and distribute all proxy materials and to obtain such stockholder approval as promptly as practicable, and in any event within ninety (90) days after the date of the Inventory Purchaser’s request.
(f)Notwithstanding anything to the contrary contained herein or in any related document, at no time shall the Inventory Purchaser be entitled to acquire, through conversion, exercise, or otherwise, shares of the Company’s Common Stock to the extent that, after giving effect to such acquisition, the Inventory Purchaser (together with its affiliates and any other persons whose beneficial ownership would be aggregated for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) would beneficially own more than 9.99% of the outstanding shares of the Company’s Common Stock. Any purported issuance or conversion in violation of this provision shall be void ab initio to the extent of such excess. The limitation set forth in this Section shall automatically adjust to maintain compliance with applicable securities laws but shall not be waived or modified without the prior written consent of the Company.
(g)Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue any shares of Common Stock upon conversion of any portion of the Outstanding Balance, if such issuance, when aggregated with all other issuances of Common Stock made pursuant to this Agreement or any related agreements, would equal or exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the Closing Date, unless and until the Company has obtained stockholder approval for such issuance in accordance with the requirements of Nasdaq Listing Rule 5635(d).
5.0 Notices. Any notice contemplated under this “Agreement”, or any     related document must be in writing and addressed to the party to be notified at the party’s address set forth below or at such other address as the party may designate from time to time by written notice. A notice shall be deemed to have been validly served, given and delivered:

(a)the next business day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or

(b)upon receipt during the recipient’s normal business hours of notice given by electronic mail, registered mail, or personal delivery (including overnight courier):

If to the Company:    Boxlight Corporation
2750 Premiere Pkwy
Suite 900
Duluth, GA 30097

With a copy (which shall not constitute notice) to:

Henry Nance, Disbursement Agent 2750 Premiere Pkwy, Suite 900
Duluth, GA 30097

If to the
Inventory Purchaser:

With copies to:

J.J. Astor & Co.
26 S Rio Grande St #2072 Salt Lake City, UT 84101 Attn: Michael Pope, CEO

Barton LLP
711 Third Avenue, 14th floor New York, NY 10017
Attn: Stephen A. Weiss, Esq.
-and
Henry Nance, Disbursement Agent 2750 Premiere Pkwy,
Suite 900
Duluth, GA 30097

6.0 Miscellaneous

6.1 Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.2 Entire Agreement.
This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements with respect to the subject matter hereof and thereof.

6.3 Severability.

The invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision.
6.4 Appointment of Disbursement Agent.

Inventory Purchaser will appoint its Disbursement Agent and will coordinate with Henry Nance, President of the Company in connection with Advance Requests from the Company, coordinate Advances from the Inventory Purchaser, and to coordinate payments to the Inventory Purchaser. Hank Nance shall have no responsibilities other than set forth in this Agreement and shall have no liability to the Inventory Purchaser. The Company and Inventory Purchaser acknowledge that Hank Nance is acting only as accommodation to, and at the request of, the Company and Inventory Purchaser, and is not receiving compensation for providing this service. Disbursement Agent appointed by the Inventory Purchaser may resign upon 45 days written notice to the Company and the Inventory Purchaser.

6.5 Waiver of Conflicts and Informed Written Consent. Each of the Parties has         executed and delivered to Barton LLP a waiver of conflicts and informed written consent letter dated May 15, 2025 (the “Conflicts Waiver Letter”) which is incorporated herein by this reference.

6.6 Supply Agreement
The Company and the Supplier have entered into a Supply Agreement in the form of Exhibit A annexed hereto. The Company hereby agrees to indemnify, defend and hold harmless the Inventory Purchaser and all shareholders, officers, employees, directors and representatives of the Inventory Purchaser (the “Indemnified Parties”) from and against any obligations, liabilities, costs or expenses (collectively, “Losses”) incurred by either party to such Supply

Agreement, including without limitation, product performance, trademark and patent infringement, quality, and agreed and stated payment terms provided for therein.

6.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the federal and state courts sitting in the County of Salt Lake in Salt Lake City, Utah (the “Utah Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, Action or Proceeding, any claim that it is not personally subject to the jurisdiction of such Utah Courts, or such Utah Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Transaction Documents or the transactions contemplated hereby. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such Action or Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Action or Proceeding.
6.8 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Notes.
6.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format datafile, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.
6.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
6.11 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Inventory Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Inventory Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
6.12 Replacement of the Inventory Purchase Amounts. If any certificate or instrument evidencing the Inventory Purchase Amounts is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement the Notes.
6.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Inventory Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.14 Payment Set Aside. To the extent that the Company makes a payment or payments to the Inventory Purchaser pursuant to any Transaction Document or the Inventory Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
6.15 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.
6.17 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
6.18 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
COMPANY:

BOXLIGHT CORPORATION

By:
Dale Strang
Chief Executive Officer

By:
Henry Nance (Nov 8, 2025 21:15:19 EST)
Henry F Nance
Chief Operating Officer

By:
Ryan Zeek
Chief Financial Officer

INVENTORY PURCHASER:

J.J. ASTOR & CO.

Michael Pope
Michael Pope (Nov 7, 2025 22:45:56 EST)
Michael Pope
Chief Executive Officer

                                                                15

EXHIBIT B: FORM OF ADVANCE REQUEST
See attached

                                                                16

EXHIBIT D: FORM OF SUPPLY AGREEMENT
See attached

                                                                17

EXHIBIT A: SUPPLY AGREEMENT

Sales and Purchases Agreement

This Agreement is made and entered into as of【2025-4-29】by and between

1.【Boxlight Corporation】, a company duly organized and existing under law of【 Nevada, United States 】, having its principal place of business at【2750 Premiere Pkwy, Suite 900, Duluth, Georgia】 (hereinafter referred to as “BUYER”); and

2.【SHIYUAN(HK) Ltd】, a company duly organized and existing under law of [Hong Kong], having its principal place of business at [Unit C, 22/F., Kings Tower,111 King Lam Street, Cheung Sha Wan, Kowloon, Hong Kong] (hereinafter referred to as “SHIYUAN”); Each of the parties hereto shall be referred to as a “Party” and collectively the “Parties”. WHEREAS:
The Parties agrees that BUYER purchases 【Interactive Flat Panel and related peripherals
】 (hereinafter referred to as “Products”) SHIYUAN, a supplier designated by BUYER. THEREFORE, The Parties hereby agree as follows:
Article 1 Method of Cooperation
1.1 The Parties agree that BUYER purchases goods from SHIYUAN and SHIYUAN sells such goods to BUYER, SHIYUAN delivers the goods to BUYER directly and SHIYUAN shall supply BUYER with such goods (hereinafter referred to as “goods” or “products”) in reasonably good quality, which pass inspection as confirmed by BUYER and SHIYUAN.
1.2 The Parties agree that for convenience, except for this “Sales and Purchases Agreement between the Three Parties” (hereinafter referred to as this “Agreement”) signed by all the three Parties all the delivery notices, copies of any other transaction documents, including without limitation purchase orders and, dispatch notices, shall have the same legal effect as their originals, as long as such copies signed by the signing Party and scanned to the receiving Party as electronic files. All the documents exchanged between the Parties, including e-mails and, documents confirmed by the Parties, are effective legal evidence of the transactions between the Parties and each Party shall be responsible for obligations arising from them.

                                                                18

Article 2 Designated Purchases
2.1Technical requirements shall be agreed between BUYER and SHIYUAN, these technical requirements are based on the checked Specification further signed between
BUYER and SHIYUAN. After the technical requirements are confirmed and signed, if there is a new requirement and change of the orders from BUYER out of the signed list, SHIYUAN keeps the right to decide whether to support or refuse. SHIYUAN shall guarantee that all the goods which are sold to the “BUYER” shall conform to technical requirements agreed in writing between BUYER and SHIYUAN.
2.2With respect to the standards and applicable certification confirmed by BUYER and SHIYUAN, SHIYUAN will provide copies of such certificates, to certify that the products conform to the standards proposed by BUYER in writing and confirmed by SHIYUAN. BUYER shall be responsible for ensuring the products including the packaging and LOGOs satisfy the laws, regulations and compulsory certification requirements at the places where the products are to be sold.
2.3[ SHIYUAN ] shall receive purchase orders from BUYER and confirm name of goods, specification model, quantity, unit price, origin of goods, packaging, etc. The delivery date shall be agreed and confirmed in writing by SHIYUAN and BUYER.
2.4[COMPANY] and SHIYUAN will enter into purchase agreements (hereinafter referred to as “Pro-forma Invoice”) for goods designated by BUYER in accordance with relevant purchase orders issued by the procurement of BUYER. Description of goods, quality and technical requirements determined in the purchase orders between BUYER and [SHIYUAN] shall be all clearly stipulated in the purchase order between [BUYER ] and SHIYUAN, and Pro-forma Invoice” between [COMPANY] and SHIYUAN shall prevail - over the purchase orders between [SHIYUAN] and BUYER, and delivery date and transfer of risk shall be dealt with in accordance with Article 6 hereof.
Article 3 Obligation and Responsibility of BUYER
3.1 Purchase orders issued by BUYER to [SHIYUAN] should include, without limitation, the     name of goods, description, quantity, unit price, payment terms, 20% down and 80% before loading.
3.2 [COMPANY] shall timely make payment in accordance with “Sales and Purchases Agreement” and the purchase orders between BUYER and [ SHIYUAN]. If the COMPANY delays the balance payment for the BUYER purchase order, then [SHIYUAN] has the right to refuse to pay for the deposit of the next coming order and BUYER bears all fees and responsibility caused by delay. If needed by [COMPANY], SHIYUAN may help [COMPANY] to suspend the performance of orders under this Agreement until BUYER settles the balance payment according to [ COMPANY ]’s

                                                                19

instructions; SHIYUAN’s such suspension shall not be deemed as a breach. If the payment delay of BUYER happens five times without justified reasons, [COMPANY & SHIYUAN ] have the right to request to change the payment terms, deposit ratio, and even end the cooperation and therefore all liabilities shall be solely borne by BUYER.
3.3 BUYER shall make the inspection only based on the checked Specification agreed by BUYER and SHIYUAN in advance.
3.4 Once the goods are ready for shipment, SHIYUAN will notify BUYER by email. Should the goods pass the inspection conducted by BUYER or a third party designated by BUYER, an email confirmation will be sent to SHIYUAN and [ COMPANY ] by BUYER or a third party designated by BUYER. Such an inspection conclusion will be unconditionally accepted by [ COMPANY ]. If BUYER fails to conduct the inspection or fails to send the email within 【three】 days of SHIYUAN’s notice, provided that the reminder has been sent by SHIYUAN, the goods will be deemed as having passed inspection and SHIYUAN will send inspection report to BUYER and [COMPANY ] for filing. [ COMPANY ] shall make full payment for the goods within 【three】 days from the date when BUYER sends the email confirmation or SHIYUAN sends the inspection report, and in any event at least 【 three 】 working days before the shipment of the products. Once the products have passed inspection and are shipped, BUYER shall neither refuse to take delivery based on the grounds that they are not acceptable, nor refuse to delay making payment to [ COMPANY ] based on the grounds that they are not acceptable.
3.5 BUYER is solely responsible for ensuring that the Products meet acceptable market regulatory and legal requirements, including but not limited to the marking and labeling requirements and intellectual property right lawfulness requirements for the trade dress, software and software systems of the Products, for the countries in which the Products will be ultimately sold.
Article 4 Obligation and Responsibility of SHIYUAN
4.1 All the goods supplied by SHIYUAN shall conform to technical requirements agreed between SHIYUAN and BUYER.
4.2 SHIYUAN shall deliver goods in accordance with time, place, name of goods, quality standard agreed between SHIYUAN and [ BUYER ] and described in purchase order or Pro-Forma Invoice provided to COMPANY.
4.3 SHIYUAN agrees to provide BUYER with certain percent credit, as shall be separately agreed for each Product between SHIYUAN and BUYER, of spare part credit of the total price of the Products purchased under the present Agreement. BUYER can use this credit to purchase the necessary available products, components and/or spare parts for

                                                                20

swap, exchange or repair and proper servicing of each unit of the Product covered by warranty directly from SHIYUAN using this credit.
4.4 Any liability caused by quality problem of products, intellectual property, delivery delay caused by SHIYUAN (including damages paid to BUYER and direct losses suffered as a result thereof), if confirmed both by SHIYUAN and BUYER to have been caused by SHIYUAN, will be borne by SHIYUAN, if caused by COMPANY or any third party, losses suffered will be borne by the party that is liable. If BUYER does not make claim for quality problems of products, intellectual property defects, or delivery delay caused by SHIYUAN or SHIYUAN has compensated BUYER for aforesaid causes, COMPANY shall unconditionally waive its rights against SHIYUAN for making claims for the aforesaid causes.
Article 5 Obligation and Responsibility of COMPANY
5.1 COMPANY shall arrange for wire transfer of deposit within 【three】 working days from SHIYUAN receiving purchase orders from BUYER. BUYER will coordinate with BUYER to coordinate timely delivery of goods, cooperate with BUYER and SHIYUAN to solve disputes between Parties which may occur during the performance of obligations.
5.2 COMPANY shall arrange a 【twenty】 percent of the purchase price of the Products as deposit to SHIYUAN within 【three】 working days of receiving the purchase order from BUYER; and pay the balance within 【three】 days after BUYER sends the confirmation email, or SHIYUAN sends the inspection report, and in any event at least 【 one working day before the shipment of the products. Unless with justified cause that is recognized by SHIYUAN in written form, if COMPANY fails to make timely payment as agreed herein, SHIYUAN has the right to demand COMPANY to pay breach penalty at 【 0.05%】 per day for the unpaid amount. Should such breach not be rectified within 【one month】, SHIYUAN shall have the right to terminate this Agreement and take all payment and products (dispose of the products at SHIYUAN’s sole discretion), in addition to demanding COMPANY to pay damages for all breach penalties, fine and cost caused to SHIYUAN. COMPANY shall be solely liable for delayed delivery to BUYER or any other breach and shall pay damages to BUYER if losses are suffered by BUYER for such breach.
5.3 If, after COMPANY pays off all the goods, BUYER fails to pay the balance of the goods in time or refuses to collect the goods or there is any reason that COMPAY fails to collect the balance of the goods, SHIYUAN and COMPANY will not refund any payment received. In case of any loss suffered by COMPANY due to such delay, including COMPANY late fee etc. COMPANY shall have the right to claim from BUYER or refuse to refund deposit and dispose of the goods as agreed between

                                                                21

COMPANY and BUYER. If COMPANY needs SHIYUAN to assist with claims or resale, SHIYUAN may assist.
5.4 Should [COMPANY] receive any information change, problem feedback or dispute from BUYER (including but not limited to product information change, delivery information change, product inspection result, product quality feedback, litigation claims etc.), it shall notify SHIYUAN in writing within one (1) working day, and shall not deal with or settle the same or delay notice to SHIYUAN without SHIYUAN’s written consent, otherwise [ COMPANY] shall be responsible for all losses so caused to SHIYUAN.
Article 6 Delivery, Acceptance, and Risk of loss for Goods
6.1 The Parties shall negotiate and confirm the specifications, price, quality, quantity, delivery time etc. of designated goods. And the product information that stated in the purchase and sale contract or the order of SHIYUAN and [BUYER] shall prevail.
6.2 Delivery term between SHIYUAN and [BUYER] shall be FOB GUANGZHOU/SHENZHEN/VIETNAM; If BUYER requests the delivery term should be EXW, then BUYER should afford the local charge from factory to port of loading.
6.3 Once the full payment is made by [ COMPANY ], the title to the products together with all risks will pass to [ BUYER ]. Following the receipt of full payment, SHIYUAN will send the products to a port designated by PI, then [ BUYER ] will load and ship the goods as instructed by BUYER.
6.4 The acceptance of the goods shall be made in strict accordance with Article 3.5. The shipment quantity required by BUYER should exceed the minimum quantity confirmed by SHIYUAN, otherwise BUYER shall pay for the extra charges to the actual carrier.
6.5 In case of change of purchase order, BUYER shall immediately send notice to SHIYUAN and [ COMPANY ] in connection with such change and the Parties shall discuss and solve such issue. The purchase order may not be changed or cancelled without SHIYUAN’s prior written consent.
Article 7 Payment for Goods and Settlement of Accounts
7.1 Payment by [ COMPANY ] to SHIYUAN shall be made in strict accordance with Article 5.2.
7.2 Payment term between BUYER and [ COMPANY    ] shall be FOB Guangzhou/Shenzhen and 20% deposit; 80% balance payment term EXW.
7.3 Settlement of accounts between [ COMPANY ] and SHIYUAN shall have no relation with BUYER; settlement of accounts between [ COMPANY ] and BUYER shall have no relation with SHIYUAN。

                                                                22

Article 8 Force Majeure
8.1 In the event that performance of obligations by any of the Parties has been influenced by events like war, serious fire, typhoon, earthquake or any other unforeseeable, unavoidable and insurmountable events, such Party shall send notice to the other Parties by electronic communication and within five days from occurrence of such event, send to the other Parties certification of such event issued by relevant authority or organization by registered airmail.
8.2 In the event that any force majeure event occurs, and any Party is not able to fully or partly perform its obligations or delay its performance of obligations, or has to suspend or postpone its performance of obligations, such Party shall immediately send notice to the other Parties and shall not be held liable for such failure/ suspension/postponement. Article 9 Governing Law and Dispute Resolution
9.1 This Agreement and the purchase orders and other documents in relation hereto shall be governed by and interpreted in accordance with PRC (People's Republic of China) law. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.
9.2. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by litigation administered by the Hong Kong Court in accordance with the laws of the China for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the litigation shall be English.
9.3 If one party breaches the Agreement, the breaching party shall bear the reminder charges, legal cost, security fees, charge for announcement, execution fee, legal fees, travel expenses and other costs paid by the observant party for realizing creditor's rights.
9.4 Each Party shall not be liable for any loss of indirect, incidental, or consequential damages of any kind, whether under this agreement or otherwise, even if it was advised of the possibility of such loss.
Article 10 Amendment of Agreement
Amendment or supplements to this Agreement shall be agreed in writing and come into effect after being signed and chopped by respective authorized representatives of all the Parties.
Article 11 Acceleration and Termination of Agreement
Upon the occurrence of any of the following events at any Party, such Party loses benefit of time for all debts it owes to the other Parties and shall pay off the debts without delay, and the other Parties may terminate this Agreement, purchase order or Pro-forma Invoice

                                                                23

and may claim compensation for losses arising out of the occurrence of these events and termination:
(1)It fails to perform the payment obligations under purchase order or Pro-forma Invoice or other payment obligations within the time agreed;
(2)Its property is detained, frozen, seized or is taken other measures of execution, or applies or applied bankruptcy, reorganization, reconciliation, liquidation, or its main property is applied for auction;
(3)It is ordered to suspend production and business; the license or business license is revoked by the administrative organization;
(4)It makes a resolution about reduction of capital, ceasing the main business or dissolution not for consolidation;
(5)It ceases to pay, or becomes unable to pay or the draft or check issued by that Party is dishonored;
(6)It breaches one of the clauses of this Agreement, purchase order or Pro-forma Invoice and fails to remedy such breach within a reasonable period of time upon receipt of notice; or
(7)Its property or credit worsens or might worsen so that any of the other Parties deems it is unable to properly perform this Agreement, purchase order or Pro-forma Invoice. Article 12. Intellectual property
12.1 All Intellectual Property rights, other than the BUYER’s trademarks, software and software systems of the Products belong to SHIYUAN. The parties agree that such Intellectual Property rights above will not be transferred to [ COMPANY ] or BUYER because of the signing and performance of this Agreement. BUYER further agrees that it shall not for or by itself, nor shall it procure, authorize, or permit any third party to decompile, decode, reverse-engineer, or otherwise reproduce any software, or other Intellectual Property belonging to SHIYUAN. The damages paid by BUYER and direct losses suffered as a result of the infringement should be borne by SHIYUAN, if there is an infringement by SHIYUAN in relation to the Products, of any Intellectual Property rights of any third party as held in an effective court judgment or arbitration award, provided that any IPR infringement risks and related liability caused by BUYER’s trademarks or any software or hardware installed by Buyer in the Products shall be solely borne by BUYER and SHIYUAN shall not be held liable for such risks and/liabilities;
12.2 Any infringement risks and license cost for the intellectual property right relating to the Products shall be solely taken and borne by BUYER. BUYER understand that SHIYUAN’s ability to check global-scale intellectual property rights is very limited at the first stage and hereby agrees that SHIYUAN total indemnification payable under this

                                                                24

Article 12 in connection with claims arising out of infringements Intellectual Property rights of any third party shall not exceed 5 % of the FOB price of the infringing Products. For specific situations the Parties hereto may agree upon a solution and act on that basis.
Article 13. After-sales
13.1 From the date of SHIYUAN’s receipt of full payment, BUYER may request SHIYUAN to provide, free-of-charge, stand-by spare parts with a value of no more than
【1%】 of the purchase order price. Other than LCD, SHIYUAN shall not be obliged to provide any after-sales service. Within 【twelve】months of SHIYUAN’s receipt of full payment, any LCD with quality problem may, once confirmed by SHIYUAN, be replaced free of charge. Buyer shall be responsible for the transport, installation and other matters of all the stand-by spare parts (including but not limited to LCDs) and bear any freight and other expenses incurred therefrom.
13.2 Other than the after-sales matters set out above, any other after-sales matters shall be the sole responsibility of BUYER, while SHIYUAN may assist to provide necessary technical support.
Article 14. Operation and Maintenance of Product Software and Responsibilities and Obligations Relating to Personal Data Processing Thereof
14.1 As appointed by BUYER, SHIYUAN will provide software operation, maintenance and updating services to BUYER’s users after the delivery of Products, including but not limited to over-the-air technical service (“OTA Service”), server maintenance and subsequent service maintenance upgrades】.
14.2 The BUYER acknowledges and agrees that the OTA Service function is enabled by default in the Products supplied by SHIYUAN to the BUYER.
14.3 For the purpose of updating the system of Products by OTA Service, SHIYUAN will collect the data of the Products supplied to the BUYER (hereinafter referred to as the “Data”). The Data includes the following information of the Products: software version, serial number, model and name of the BUYER. When the OTA Service function is turned on in the Products, the Data will be collected.
14.4 Where the OTA Service function is turned on by default, the system of the Products, by default, will pop up the update access and will automatically check the hardware of the Products and update the system of the Products when the Products are connected to the internet.
14.5 If there are any software quality issues after updating the system of the Products, SHIYUAN will negotiate with the BUYER regarding the solutions and thereafter conduct the testing of the hardware as well as updating of the system of the Products.

                                                                25

14.6 For the avoidance of doubt, the foregoing system updating excludes updating of the Products’ functions. If the BUYER requires updating functions of the Products, SHIYUAN will charge service fees and the fees in an equivalent amount of the network flow fees charged by telecommunications services providers in Mainland China and regions, the detailed fee arrangement of which shall be separately negotiated by SHIYUAN and the BUYER later.
14.7 For the avoidance of doubt, the intellectual property rights pertaining to the software for updating the system of the Products belong to SHIYUAN and the conducting and completing of the updating shall not be deemed as transfer of such intellectual property rights from the SHIYUAN to the BUYER or any other third parties.
14.8 To the extent that collection, storage or use of any personal data of BUYER’s users is involved in connection with SHIYUAN’s provision of Product software operation, maintenance and updating services to BUYER’s users, BUYER shall ensure that the users are fully aware of and expressly consent to SHIYUAN’s data processing activities, to be specific:
(1)BUYER shall duly disclose to users that SHIYUAN is the provider of Product software operation, maintenance and updating services as well as the processor of relevant personal data; and, for the purpose of Product software operation, maintenance and updating services, the types of User personal data needed by SHIYUAN, processing methods and possible security measures to be taken;
(2)BUYER shall duly disclose to users that SHIYUAN may process personal data in a country other than in the sales territory, and keep users informed of the cross-border transmission status of their personal data, including the receiving state and cross-border transmission methods for such personal data;
(3)BUYER shall notify users of the rights of personal data subject that they are legally entitled to exercise (including the right to access, update, delete, restrict processing, portability, deny data processing of personal data), and notify users the methods to exercise personal data rights;
(4)Upon receipt of a user’s request to exercise his/her right as a personal data subject, BUYER shall immediately notify SHIYUAN so that SHIYUAN may assist BUYER to respond to such request;
(5)BUYER shall, in accordance with the laws and regulations of the sales territory, disclose to users any other information relating to SHIYUAN’s provision of Product software operation, maintenance and updating services, and duly obtain authorization and consent from users.

                                                                26

“Personal Data” as referred to in this Agreement means any data relating to identified or identifiable natural persons, including but not limited to names, email addresses, mobile phone numbers and other identifiers and any other equipment information related to such identifiers.
14.9 This provision applies only to the situation where SHIYUAN, as appointed by BUYER, processes Personal Data in connection with the provision of Product software operation, maintenance and updating services to users. If BUYER appoints SHIYUAN to provide any other services and process users’ personal data for any other purposes, the parties shall further discuss and agree. SHIYUAN shall not be held liable for any activities relating to processing of users’ personal data that are carried out by any other entities or persons appointed by BUYER.
14.10 If BUYER breaches this Article 10 and fails to take rectification measures within 15 working days after SHIYUAN sends a written notice demanding the rectification of such breach, SHIYUAN shall have the right to immediately terminate cooperation with BUYER and request BUYER to compensate for all damages suffered by SHIYUAN.
14.11 If BUYER breaches Article 14 and causes any user complaint, legal disputes or any other damages, BUYER shall assume all criminal, civil and administrative liabilities, pay all expenses needed by solving such matters, and indemnify all damages suffered by users. Article 15. Miscellaneous
15.1 If any of the clauses contained in this Agreement shall be declared invalid, the validity and effectiveness of the remaining clauses thereof shall not in any way be affected or impaired.
15.2 Important notices under this Agreement shall be made in writing. In case of emergency, the Parties may use other notice methods, however they shall confirm in writing after such notice.
The Parties confirm that notice under this Agreement shall sent to addresses or e-mails as below：
BUYER：
CONTACT ADDRESS： CONTACT PERSON： MAIL：

SHIYUAN： CONTACT ADDRESS:

CONTACT PERSON： MAIL：

                                                                27

[ ] ：
CONTACT ADDRESS： CONTACT PERSON： MAIL：

15.3 The business secrets acquired by a Party in relation to the other Parties shall not be disclosed to the third party without prior written approval of the other Parties, except for in the case that it is required to disclose by relevant governmental authority or judicial authority in accordance with relevant laws, or necessary to disclose for performance of this Agreement. This clause shall be effective within three years from termination or expiration of the cooperation of the Parties.
15.4 This Agreement shall be effective for 【one year】 from effective date specified in Page 1 of this Agreement. Either party may terminate this Agreement, either in whole or in part, for convenience with not less than thirty (30) days written notice. Neither the termination nor expiration of this Agreement shall release either party from the obligation to pay any monies that may be owing to the other party or operate to discharge any liability that had been incurred by either party prior to any such termination or expiration.
15.5 This Agreement is made in three original copies; each Party shall keep one counterpart, and each counterpart has the same legal effect. This Agreement shall be effective after it shall be signed by respective authorized representatives of the Parties.
15.6 For any matters not covered herein, the Parties may enter into supplementary agreements. Such documents shall be effective after signed and chopped by the Parties and have the same legal effect as this Agreement. In case of conflict between this Agreement and the supplementary agreements, the supplementary agreements shall prevail.
15.7 In case of change of company name, address, bank account, etc., such Party shall send notice to the other Parties in writing; otherwise, such Party shall be responsible for losses incurred by the other Parties.
15.8. This Agreement shall be executed in English and may be signed in several counterparts, all having the force of the original. However, in case of conflict between English and Chinese languages of this Agreement, or between English and Chinese languages of any documentation related to or associated with this Agreement, English language shall always prevail.
For and on behalf of
【Boxlight Corporation】
Signed By:

                                                                28

Title: Director

For and on behalf of
【SHIYUAN(HK) Ltd】

Signed By:
Title:

For and on behalf of
【    】
Signed By:
Title: Director

This Agreement is signed at Huangpu District, Guangzhou City, Guangdong Province

                                                                29

EXHIBIT B: FORM OF ADVANCE REQUEST

                                                                30

EXHIBIT C: FORM OF ASSIGMENT

                                                                31

11-3-25-J.J. Astor BOXL Amended Inventory Finance Agreement updated Nasdaq language
Final Audit Report    2025-11-09
"11-3-25-J.J. Astor BOXL Amended Inventory Finance Agreeme nt updated Nasdaq language" History
Document created by Ryan Zeek (ryan.zeek@boxlight.com)
2025-11-08 - 1:54:57 AM GMT

Document emailed to dale strang (dale.strang@boxlight.com) for signature
2025-11-08 - 1:55:03 AM GMT

Document emailed to Henry Nance (hank.nance@boxlight.com) for signature
2025-11-08 - 1:55:03 AM GMT

Document emailed to Michael Pope (michael.p@yalecrestpartners.com) for signature
2025-11-08 - 1:55:04 AM GMT

Document emailed to Ryan Zeek (ryan.zeek@boxlight.com) for signature
2025-11-08 - 1:55:04 AM GMT

Email viewed by Ryan Zeek (ryan.zeek@boxlight.com)
2025-11-08 - 1:57:24 AM GMT

Document e-signed by Ryan Zeek (ryan.zeek@boxlight.com)
Signature Date: 2025-11-08 - 1:57:40 AM GMT - Time Source: server

Email viewed by dale strang (dale.strang@boxlight.com)
2025-11-08 - 2:27:36 AM GMT

Document e-signed by dale strang (dale.strang@boxlight.com)
Signature Date: 2025-11-08 - 2:28:05 AM GMT - Time Source: server

Email viewed by Michael Pope (michael.p@yalecrestpartners.com)
2025-11-08 - 3:45:39 AM GMT

Document e-signed by Michael Pope (michael.p@yalecrestpartners.com)
Signature Date: 2025-11-08 - 3:45:56 AM GMT - Time Source: server

Email viewed by Henry Nance (hank.nance@boxlight.com)
2025-11-09 - 2:14:48 AM GMT

Document e-signed by Henry Nance (hank.nance@boxlight.com)
Signature Date: 2025-11-09 - 2:15:19 AM GMT - Time Source: server

Agreement completed.
2025-11-09 - 2:15:19 AM GMT